Exhibit 4.4

Notable Labs, Ltd.

Tranche B Warrant to Purchase Ordinary Shares or Exchange Warrants

Warrant No. [_]

Number of Warrant Shares or Exchange Warrants: [_]

Date of Issuance: [_], 2024 (the “Issuance Date”)

Notable Labs, Ltd., a company organized under the laws of the State of Israel (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms and limitations on exercise and conditions hereinafter set forth, at any time, and from time to time, on or after such time as the Amendment to Articles of Association (as defined in the Securities Purchase Agreement) is filed with the Israeli Registrar of Companies (the “Initial Exercise Date”), to purchase from the Company, at the Exercise Price (as defined below) then in effect, but not after the earlier of (i) 11:59 p.m., New York time, on the Expiration Date and (ii) 11:59 p.m., New York time, on the date 30 days after delivery by the Company of written notice that the Exercise Conditions (as defined below) have been met , except that if the Exercise Condition occurs before the Initial Exercise Date, then the Exercise Condition shall be deemed to have occurred on the Initial Exercise Date (the “Termination Date”), either (x) ______________ (_____________) fully paid non-assessable ordinary shares of the Company, par value NIS 0.35 per share (“Ordinary Shares”), subject to adjustment as provided herein (the “Warrant Shares”) or (y) warrants to purchase ______________ (_____________) Ordinary Shares for a future exercise price of $0.0001 (the “Exchange Warrants”), with such choice between Warrant Shares and Exchange Warrants determined by the Maximum Percentage (as defined below). Except as otherwise defined herein, capitalized terms in this Tranche B Warrant to Purchase Ordinary Shares or Exchange Warrants (including any Tranche B Warrants to Purchase Ordinary Shares or Exchange Warrants issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18.

This Warrant shall initially be issued and maintained in the form of a security held in book-entry form, and the Depository Trust Company, or its nominee (“DTC”), shall initially be the sole registered holder of this Warrant, unless a Holder elects to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

1.	EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(e)), this Warrant may be exercised by the Holder at any time or times following the Initial Exercise Date and on or before the Termination Date, in whole or in part, by delivery (whether via electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following the delivery of the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares or Exchange Warrants as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares or Exchange Warrants shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares or Exchange Warrants and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares or Exchange Warrants available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date on which the final Exercise Notice has been delivered to the Company. On or before the second (2nd) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company’s transfer agent (the “Transfer Agent”). So long as the Holder delivers the Aggregate Exercise Price on or prior to the first (1st) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, or, if the Holder does not deliver the Aggregate Exercise Price on or prior to the first (1st) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the second (2nd) Trading Day following the date on which the Aggregate Exercise is delivered (such date, or if later, the earliest day on which the Company is required to deliver Warrant Shares or Exchange Warrants pursuant to this Section 1(a), the “Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program (“FAST”), deliver the appropriate instructions to the Transfer Agent for exercise of such aggregate number of Warrant Shares or Exchange Warrants by crediting the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in FAST, issue and dispatch by overnight courier within one (1) Trading Day following the Company’s receipt of the Aggregate Exercise Price to the address specified in the Exercise Notice, as elected by the Holder, evidence of credit of book entry shares or a certificate, as applicable, registered in the name of the Holder or its designee for the number of Warrant Shares or Exchange Warrants to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares or Exchange Warrants via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed solely for purposes of Regulation SHO to have become the holder of record and beneficial owner of the Warrant Shares or Exchange Warrants with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares or Exchange Warrants are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares or Exchange Warrants, as the case may be. If this Warrant is physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares or Exchange Warrants represented by this Warrant submitted for exercise is greater than the number of Warrant Shares or Exchange Warrants being acquired upon an exercise, then at the written request of the Holder the Company shall as soon as practicable and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares or Exchange Warrants issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares or Exchange Warrants with respect to which this Warrant is exercised. No fractional Warrant Shares or Exchange Warrants are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares or Exchange Warrants to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) which may be payable with respect to the issuance and delivery of Warrant Shares or Exchange Warrants upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares or Exchange Warrants in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares or Exchange Warrants with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price with respect to such exercise.

Notwithstanding the foregoing in this Section 1(a), a Holder, whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC, shall effect exercises made pursuant to this Section 1(a) by delivering to DTC the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC, subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

(b) Exercise Price. The exercise price per Warrant Share under this Warrant shall be $[ ], subject to adjustment as provided herein (the “Exercise Price”), and the purchase price of one Exchange Warrant to purchase one Ordinary Share shall be equal to the Exercise Price minus $0.0001.

(c) Company’s Failure to Timely Deliver Securities.

If either (I) the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Delivery Date, if (x) the Transfer Agent is not participating in FAST, a certificate or evidence of a credit of book entry shares, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company’s share register or (y) the Transfer Agent is participating in FAST, to deliver the appropriate instruction form for exercise to the Transfer Agent, for such number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares or Exchange Warrants that are the subject of the Exercise Notice (the “Exercise Notice Warrant Shares” or “Exercise Notice Exchange Warrants”, as applicable) is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares or Exercise Notice Exchange Warrants and (x) the Company fails to promptly notify the Holder and (y) the Company is unable to deliver the Exercise Notice Warrant Shares or Exercise Notice Exchange Warrants electronically without any restrictive legend by crediting such aggregate number of Exercise Notice Warrant Shares or Exercise Notice Exchange Warrants to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Delivery Date either (I) if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver, as elected by the Holder, a certificate or evidence of a book entry credit to the Holder and register such Ordinary Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) if a Notice Failure occurs, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares or Exchange Warrants which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within five (5) Trading Days after the Holder’s request, (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares or Exchange Warrants that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares or Exchange Warrants for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Warrant Shares or Exchange Warrants that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof. The Company’s current transfer agent participates in FAST. In the event that the Company changes transfer agents while this Warrant is outstanding, the Company shall select a transfer agent that participates in FAST. While this Warrant is outstanding, the Company shall cause its transfer agent to participate in FAST with respect to this Warrant. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares or Exchange Warrants upon an exercise pursuant to Section 1 by the applicable Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and (ii) if a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares or Exchange Warrants that are subject to an Exercise Notice is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares or Exercise Notice Exchange Warrants and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares or Exchange Warrants underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares or Exchange Warrants to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise.

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(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares or Exchange Warrants, the Company shall promptly issue to the Holder the number of Warrant Shares or Exchange Warrants that are not disputed and resolve such dispute in accordance with Section 11.

(e) Beneficial Ownership

(1) Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant for Warrant Shares, and the Holder shall not have the right to exercise any portion of this Warrant for Warrant Shares, pursuant to the terms and conditions of this Warrant and any such exercise of this Warrant for Warrant Shares shall as further described below be treated as an exercise of this Warrant for Exchange Warrants, to the extent that after giving effect to such exercise of the Warrant for Warrant Shares, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [4.99][9.99][19.99]% (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise of the Warrants for Warrant Shares. In any case in which the exercise of the Warrant for Warrant Shares would result in the Holder together with the other Attribution Parties collectively beneficially owning Ordinary Shares in excess of the Maximum Percentage, the Company shall issue to the Holder the number of Ordinary Shares that would result in such Holder beneficially owning Ordinary Shares equal to the Maximum Percentage. Any Ordinary Shares otherwise due to such Holder upon such exercise in excess of the Maximum Percentage will in lieu thereof be issued in the form of Exchange Warrants pursuant to the form of the Prefunded Ordinary Share Purchase Warrant attached hereto as Exhibit B and, as soon as reasonably practicable, the Company shall return to the Holder any Exercise Price paid by the Holder for the Reduction Shares (as defined below) in excess of the Exercise Price for the Exchange Warrants issued to the Holder. Upon delivery of a written notice to the Company, the Holder may from time to time terminate, increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act.

(2) For purposes of the determining the Maximum Percentage, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred shares or warrants, including the other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in Section 1(e)(1). For purposes of Section 1(e)(1), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(e), to exceed the Maximum Percentage, the Company will issue Exchange Warrants in lieu of Warrant Shares that would cause the Holder’s beneficial ownership to exceed the Maximum Percentage (the number of Warrant Shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any Exercise Price paid by the Holder for the Reduction Shares in excess of the Exercise Price for the Exchange Warrants issued to the Holder.

(3) For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days of receiving the request confirm orally or in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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(4) Unless the Company obtains the approval of its shareholders as required by the applicable rules of the applicable Principal Market for issuances of Ordinary Shares in excess of such amount, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder, together with the Attribution Parties, would beneficially own in excess of the Primary Market Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) held by such Holder or any of its Affiliates or Attribution Parties, but for a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 1(e)(4), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares issued and outstanding as provided by the Company pursuant to this Section 1(e)(4)). To the extent that the limitation contained in this Section 1(e)(4) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Company. A determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder in the sole discretion of the Holder or Holders. Upon the written or oral request (which may be via email) of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of Ordinary Shares then outstanding. The “Primary Market Limitation” shall be 19.99% of the number of Ordinary Shares outstanding immediately before giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

(f) Required Reserve Amount. Following the Initial Exercise Date and so long thereafter as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of Ordinary Shares at least equal to 100% of the maximum number of Ordinary Shares as shall be necessary to satisfy the Company’s obligation to issue Ordinary Shares under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of Ordinary Shares reserved pursuant to this Section 1(f) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2(c) below. The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Warrants based on the number of Ordinary Shares issuable upon exercise of Warrants held by each holder thereof on the Issuance Date (without regard to any limitations on exercise) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the remaining holders of Warrants, pro rata based on the number of Ordinary Shares issuable upon exercise of the Warrants then held by such holders thereof (without regard to any limitations on exercise).

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take commercially reasonable action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if at the time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Ordinary Shares to approve the increase in the number of authorized Ordinary Shares, the Company may satisfy this obligation by obtaining such consent.

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(h)  Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the shareholder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the shareholder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the shareholder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Ordinary Share as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the shareholder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 1(h).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the bid price of the Ordinary Share as of the time in question on the Trading Market on which the Ordinary Share is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the Ordinary Share as of such date on OTCQB or OTCQX as applicable, (c) if the Ordinary Share is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Share as of such date on the Trading Market on which the Ordinary Share is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or the OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Share for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Share is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Share are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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2.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES OR EXCHANGE WARRANTS. The Exercise Price and the number of Warrant Shares or Exchange Warrants shall be adjusted from time to time as follows:

(a) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market and the Holder’s consent, the Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Adjustment Upon Subdivision or Combination of the Ordinary Shares. If the Company at any time on or after the Issuance Date subdivides (by any share split, subdivision, distribution of share dividend, reclassification, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares or Exchange Warrants will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by share combination, reverse share split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares or Exchange Warrants will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as determined by the Company’s Board of Directors, so as to protect the rights of the Holder.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if, on or after the Issuance Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage and Primary Market Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage or Primary Market Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage or Primary Market Limitation, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

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4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Issuance Date and on or prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Share (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage and Primary Market Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage or Primary Market Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Ordinary Share as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage or Primary Market Limitation, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the voting power of the outstanding Ordinary Shares and preferred shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the voting power of the outstanding Ordinary Shares and preferred shares (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company and/or any other applicable consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall require any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, and without limiting Section 1(e) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company, to waive this Section 4(b) to permit the Fundamental Transaction without assumption of this Warrant.

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5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association or Memorandum of Association, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Share receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, following the Initial Exercise Date, so long thereafter as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the Warrants, the number of Ordinary Shares as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issuance of share, reclassification of share, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares or Exchange Warrants which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. REISSUANCE OF WARRANTS

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares or Exchange Warrants being transferred by the Holder and, if less than the total number of Warrant Shares or Exchange Warrants then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares or Exchange Warrants not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares or Exchange Warrants then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares or Exchange Warrants then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares or Exchange Warrants as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. If this Warrant is not held in global form through DTC, whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares or Exchange Warrants then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares or Exchange Warrants designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares or Exchange Warrants then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

(e) Warrant Register. The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose, in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

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8. Currency. All dollar amounts referred to in this Warrant are in United States Dollars (“U.S. Dollars”). All amounts owing under this Warrant shall be paid in U.S. Dollars. All amounts denominated in other currencies shall be converted in the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Warrant, the U.S. Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

9. NOTICES. Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid or electronic mail or (b) from outside the United States, by International Federal Express or electronic mail, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, and (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, and will be delivered and addressed as follows:

if to the Company, to:

Notable Labs, Ltd.

320 Hatch Drive

Foster City, California

Attention: Thomas A. Bock, Ph.D.

Email: t.bock@notablelabs.com

if to the Holder, at such address or other contact information delivered by the Holder to the Company or as is on the books and records of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment, (ii) as soon as reasonably practicable upon the occurrence of the Exercise Conditions, and (iii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Ordinary Shares; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Holders of a majority of the Warrant Shares underlying the Warrants of the Company issued in connection with the Securities Purchase Agreement that are outstanding as of such date.

11. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares or Exchange Warrants, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares or Exchange Warrants within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and reasonably approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares or Exchange Warrants to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and any other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant and the Warrant Shares or Exchange Warrants may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, pursuant to the terms set forth in Section 7(a) hereof.

15. SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

16.  DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

17. Warrant Agency Agreement. If this Warrant is held in global form through DTC (or any successor depositary), this Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant shall govern and be controlling.

18. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the shares having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Ordinary Shares would be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

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(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Convertible Securities” means any share or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(e)  “Exercise Conditions” means any Trading Day following the Company’s public announcement of (i) an overall response rate (defined as Complete Response, or CR, and Complete Response with partial hematologic recovery, or CRh) equaling or exceeding 30% in the first 15 (or more) patients enrolled in Part 2 of the volasertib Phase 2 clinical trial, and (ii) a median response duration of at least 90 days (among patients with a minimal follow-up of 90 days after clinical response) or incidence of grade 4/5 infections less than or equal to 30% for the first 10 (or more) patients enrolled in Part 2 of the volasertib Phase 2 clinical trial, on which the Ordinary Share is trading on a Trading Market, OTCQB or OTCQX, as applicable, at a price equaling or exceeding 200% of the then applicable Exercise Price.

(f)  “Expiration Date” means five years following the Initial Exercise Date; provided, however, that, if such date falls on a day other than a Trading Day, the next day that is a Trading Day.

(g)  “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(h)  “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(i)  “Ordinary Share” means the Company’s ordinary share, par value NIS 0.35 per share, and any share capital into which such Ordinary Share shall have been changed or any share capital resulting from a reclassification of such Ordinary Share.

(j)  “Ordinary Share Equivalents” means any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

(k)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l) “Securities Purchase Agreement” mean the Securities Purchase Agreement, dated as of [ ], 2024, by and between the Company and the Purchaser signatories thereto.

(m) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary Trading Market or quotation system with respect to the Ordinary Shares that is in effect on the date of receipt of an applicable Exercise Notice.

(n)  “Trading Day” means any day on which the principal Trading Market, OTCQB or OTCQX, as applicable, is open for trading.

(o) “Trading Market” a national securities exchange registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended, on which the Ordinary Shares are listed or quoted for trading as of the Issuance Date.

(p)  “Transaction Documents” means any agreement entered into by and between the Company and the Holder, as applicable.

(q) “Warrant Agency Agreement” means that certain warrant agency agreement, dated on or about the Issuance Date, between the Company and the Warrant Agent.

(r) “Warrant Agent” means the Transfer Agent and any successor warrant agent of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set out above.

Notable Labs, Ltd.

By:
Name:	Thomas A. Bock
Title:	Chief Executive Officer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE Ordinary Shares or Exchange Warrants

Notable Labs, Ltd.

The undersigned holder hereby exercises the right to purchase _________________ Ordinary Shares (“Warrant Shares”) and/or warrants to purchase ________________ Ordinary Shares at an exercise price of $0.0001 (the “Exchange Warrants”) of Notable Labs, Ltd., a company organized under the laws of the State of Israel (the “Company”), evidenced by the attached Warrant to Purchase Ordinary Shares or Exchange Warrants (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made with respect to _________________ Warrant Shares and/or _______________ Exchange Warrants.

2. Payment of Exercise Price. The Holder shall pay the Aggregate Exercise Price in the sum of $_________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares and/or Exchange Warrants. The Company shall deliver to the holder _________________Warrant Shares and/or _________________Exchange Warrants in accordance with the terms of the Warrant.

Date:

By:
Name:
Title:

EXHIBIT B

(See attached)